Exhibit 99



                                    FOR: Home Products International, Inc.

                           APPROVED BY:  James R. Tennant, Chairman & CEO
                                         Home Products International, Inc.
                                         (773) 890-1010
 FOR IMMEDIATE RELEASE
                               CONTACT:  Investor Relations:
                                         James Winslow, Executive VP & CFO
                                         Home Products International, Inc.
                                         (773) 890-1010



           HOME PRODUCTS INTERNATIONAL ANNOUNCES AGREEMENT TO SELL
              PLASTICS INC. DIVISION TO A & E PRODUCTS GROUP LP,
                      AN AFFILIATE OF TYCO INTERNATIONAL


      Chicago, IL, June 7, 2001 -  Home Products International, Inc.  (Nasdaq
 SmallCap: HPII) ("HPI"), a diversified housewares company, announced today that it has entered into a definitive agreement with A & E Products Group LP, an affiliate of Tyco International, to sell its commercial servingware unit, Plastics Inc. Terms were not released pending the closing of the transaction which will occur upon the receipt of customary regulatory approvals. The Company stated that all of the proceeds will be used to retire debt.

      In announcing the transaction, HPI Chairman and CEO James Tennant explained the reasons for the divestiture: "This important step allows HPI to very significantly reduce our debt load which will let us focus all of our resources on our core retail business."

      After the closing, the Company expects to hold a conference call to review the specifics of this transaction.



 Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products to all the largest national retailers.

 Some ofthe statements made in this press release are forward-looking and concern the company's future growth, product development, markets and competitive position. While management will make its best efforts to be accurate in making these forward-looking statements, any such statements are subject to risks and uncertainties that could cause HPI's actual results to vary materially. These risks include market risks such as increased competition for both the company and its end users and changes in retail distribution channels; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets. Should one or more of these risks or uncertainties materialize, actual results may vary materially from those anticipated, expected or projected. The company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or development.